Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 13, 2012, except for the effects of the restatement described in the last paragraph of Note 2, as to which the date is November 18, 2013, relating to the financial statements of SOI Holdings, Inc., which appears in Amendment No. 4 to TriNet Group, Inc.‘s Registration Statement on Form S-1/A (File No. 333-192465) dated March 14, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
March 26, 2014